UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No.  2)*

                    Systems & Computer Technology Corporation
                                 (Name of Issuer)

                                   Common Stock
                           (Title of Class of Securities)

                                     871873105
                                  (CUSIP Number)

Check the following box if a fee is being paid with this statement ( ). (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

* The remainder of this cover page shall be filled out for a reporting person's initial person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              Page 1 of  5  Pages

SCHEDULE 13G
CUSIP NO. 871873105
Page 2 of  5  Pages

1     NAME OF REPORTING PERSON:  Wanger Asset Management, L.P.
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:  36-3820584
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:  Not applicable
           a ( )     b ( )
3     SEC USE ONLY
4     CITIZENSHIP OR PLACE OF ORGANIZATION:  Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
5     SOLE VOTING POWER:                                                    None
6     SHARED VOTING POWER:                                               820,000
7     SOLE DISPOSITIVE POWER:                                               None
8     SHARED DISPOSITIVE POWER:                                          820,000
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:      820,000
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: ( ) Not applicable
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:  6.06%
12    TYPE OF REPORTING PERSON:  IA

SCHEDULE 13G
CUSIP NO. 871873105
Page 3 of  5  Pages

1     NAME OF REPORTING PERSON:  Wanger Asset Management, Ltd.
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:  Not applicable
           a ( )     b ( )
3     SEC USE ONLY
4     CITIZENSHIP OR PLACE OF ORGANIZATION:  Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
5     SOLE VOTING POWER:                                                    None
6     SHARED VOTING POWER:                                               820,000
7     SOLE DISPOSITIVE POWER:                                               None
8     SHARED DISPOSITIVE POWER:                                          820,000
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:      820,000
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: ( ) Not applicable
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:  6.06%
12    TYPE OF REPORTING PERSON:  CO

SCHEDULE 13G
CUSIP NO. 871873105
Page 4 of  5  Pages

1     NAME OF REPORTING PERSON:  Ralph Wanger
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:  Not applicable
           a ( )     b ( )
3     SEC USE ONLY
4     CITIZENSHIP OR PLACE OF ORGANIZATION:  U.S.A.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
5     SOLE VOTING POWER:                                                    None
6     SHARED VOTING POWER:                                               820,000
7     SOLE DISPOSITIVE POWER:                                               None
8     SHARED DISPOSITIVE POWER:                                          820,000
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:      820,000
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: ( ) Not applicable
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:  6.06%
12    TYPE OF REPORTING PERSON:  IN

SCHEDULE 13G
CUSIP NO. 871873105
Page 5 of  5  Pages

Item 1(a)     Name of Issuer:  Systems & Computer Technology Corporation

Item 1(b)     Address of Issuer's Principal Executive Offices:
                   Great Valley Corporate Center
                   4 Country View Road
                   Malvern, Pennsylvania 19355

Item 2(a)     Name of Person Filing:
                   Wanger Asset Management, L.P. ("WAM");
                   Wanger Asset Management, Ltd., the sole general partner of WAM ("WAM LTD.");
                   Ralph Wanger ("Wanger")

Item 2(b)     Address of Principal Business Office:
                   WAM, WAM LTD. and Wanger are all located at:
                   227 West Monroe Street, Suite 3000
                   Chicago, Illinois 60606

Item 2(c)     Citizenship:
                   WAM is a Delaware limited partnership.
                   WAM LTD. is a Delaware corporation.
                   Wanger is a U.S. citizen.

Item 2(d)     Title of Class of Securities:
                   Common Stock

Item 2(e)     CUSIP Number:  871873105

Item 3        Type of Person:
                   (e) WAM is an Investment Adviser registered under section 203 the Investment Advisers Act of 1940; WAM LTD. is the General Partner of the Investment Adviser;
                        Wanger is the principal stockholder of the General Partner.

Item 4        Ownership (at December 31, 1994):

                   (a)  Amount owned "beneficially" within the
                        meaning of rule 13d-3:
                        820,000 shares

                   (b)  Percent of class:  6.06%

                   (c)  Number of shares as to which such person has:
                        (i)     sole power to vote or to direct the vote:
                                none
                        (ii)    shared power to vote or to direct the vote:
                                820,000
                        (iii) sole power to dispose or to direct the disposition of: none
                        (iv)    shared power to dispose or to direct
                                disposition of:  820,000

                        WAM serves as investment adviser to Acorn Investment Trust, Series Designated Acorn Fund (the "Trust"). Various of WAM's limited partners and employees are also officers and trustees of the Trust, but WAM does not consider the Trust to be controlled by such persons. Although the Trust is not controlled by WAM, pursuant to rule 13d-3(a) the 700,000 shares beneficially owned by the Trust, with respect to which the Trust has delegated to WAM shared voting power and shared dispositive power, are considered to be shares beneficially owned by WAM by reason of such delegated powers. In addition to the shares beneficially owned by the Trust, other clients of WAM may own shares which are not included in the aggregate number of shares reported herein because WAM does not have or share voting or investment power over those shares.

Item 5        Ownership of Five Percent or Less of a Class:
                   If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ( ).

Item 6        Ownership of More Than Five Percent on behalf of Another Person:
                   The shares reported herein have been acquired on behalf of discretionary clients of WAM. Persons other than WAM are entitled to receive all dividends from, and proceeds from the sale of, those shares.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:
                   Not applicable

Item 8        Identification and Classification of Members of the Group:
                   Not applicable

Item 9        Notice of Dissolution of Group:
                   Not applicable

Item 10       Certification:

                   By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                  Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 8, 1995

                        The undersigned corporation, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the shares reported herein.

                                       WANGER ASSET MANAGEMENT, LTD., for
                                         itself and as general partner for
                                         WANGER ASSET MANAGEMENT, L.P.

                                       By: /s/ Robert M. Slotky
                                           ------------------------------------
                                               Robert M. Slotky
                                               Chief Financial Officer

                        The undersigned individual, on the date above written, agrees and consents to the joint filing on his behalf of this Schedule 13G in connection with his beneficial ownership of the shares reported herein.

                                       RALPH WANGER

                                       /s/ Ralph Wanger
                                       ----------------------------------------
*******************************************************************************
                              End Amendment No. 2
*******************************************************************************
  [TYPE]     SC 13G/A
  [DESCRIPTION]     Amendment No. 1
*******************************************************************************
                             Begin Amendment No. 1
*******************************************************************************

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No.   1)*

                    Systems & Computer Technology Corporation
                                 (Name of Issuer)

                                   Common Stock
                           (Title of Class of Securities)

                                     87187310
                                  (CUSIP Number)

Check the following box if a fee is being paid with this statement ( ). (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

* The remainder of this cover page shall be filled out for a reporting person's initial person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              Page 1 of  6  Pages

SCHEDULE 13G
CUSIP NO. 87187310
Page 2 of  6  Pages

1     NAME OF REPORTING PERSON:  Wanger Asset Management, L.P.
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:  36-3820584
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:  Not applicable
           a ( )     b ( )
3     SEC USE ONLY
4     CITIZENSHIP OR PLACE OF ORGANIZATION:  Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
5     SOLE VOTING POWER:                                                    None
6     SHARED VOTING POWER:                                               820,000
7     SOLE DISPOSITIVE POWER:                                               None
8     SHARED DISPOSITIVE POWER:                                          820,000
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:      820,000
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: ( ) Not applicable
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:  6.81%
12    TYPE OF REPORTING PERSON:  IA

SCHEDULE 13G
CUSIP NO. 87187310
Page 3 of  7  Pages

1     NAME OF REPORTING PERSON:  Wanger Asset Management, Ltd.
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:  Not applicable
           a ( )     b ( )
3     SEC USE ONLY
4     CITIZENSHIP OR PLACE OF ORGANIZATION:  Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
5     SOLE VOTING POWER:                                                    None
6     SHARED VOTING POWER:                                               820,000
7     SOLE DISPOSITIVE POWER:                                               None
8     SHARED DISPOSITIVE POWER:                                          820,000
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:      820,000
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: ( ) Not applicable
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:  6.81%
12    TYPE OF REPORTING PERSON:  CO

SCHEDULE 13G
CUSIP NO. 87187310
Page 4 of  6  Pages

Item 1(a)     Name of Issuer:  Systems & Computer Technology Corporation

Item 1(b)     Address of Issuer's Principal Executive Offices:
                   Great Valley Corporate Center
                   4 Country View Road
                   Malvern, Pennsylvania 19355

Item 2(a)     Name of Person Filing:
                   Wanger Asset Management, L.P. ("WAM");
                   Wanger Asset Management, Ltd., the general partner of WAM ("WAM LTD.")

Item 2(b)     Address of Principal Business Office:
                   WAM and WAM LTD. are both located at
                   227 West Monroe, Suite 3000
                   Chicago, Illinois 60606

Item 2(c)     Citizenship:
                   WAM is a Delaware limited partnership
                   WAM Ltd. is a Delaware corporation.

Item 2(d)     Title of Class of Securities:
                   Common Stock, $0.01 par value

Item 2(e)     CUSIP Number:  87187310

Item 3        Type of Person:
                   (e) Investment adviser registered under section 203 of the Investment Advisers Act of 1940.

Item 4        Ownership (at December 31, 1993):

                   (a)  Amount owned "beneficially" within the
                        meaning of rule 13d-3:
                        820,000

                   (b)  Percent of class:  6.81%

SCHEDULE 13G
CUSIP Number 87187310
Page 5 of  6  Pages

                   (c)  Number of shares as to which such person has:
                        (i)     sole power to vote or to direct the vote:
                                none
                        (ii)    shared power to vote or to direct the vote:
                                820,000
                        (iii) sole power to dispose or to direct the disposition of: none
                        (iv)    shared power to dispose or to direct
                                disposition of:  820,000

                        WAM serves as investment adviser to Acorn Investment Trust, Series Designated Acorn Fund (the "Trust"). Various of WAM's limited partners and employees are also officers and trustees of the Trust, but WAM does not consider the Trust to be controlled by such persons. Although the Trust is not controlled by WAM, pursuant to rule 13d-3(a) the 700,000 shares beneficially owned by the Trust, with respect to which the Trust has delegated to WAM shared voting power and shared dispositive power, are considered to be shares beneficially owned by WAM by reason of such delegated powers. In addition to the shares beneficially owned by the Trust, other clients of WAM may own shares which are not included in the aggregate number of shares reported herein because WAM does not have or share voting or investment power over those shares.

Item 5        Ownership of Five Percent or Less of a Class:
                   Not applicable

Item 6        Ownership of More Than Five Percent on behalf of Another Person:

                   The shares reported herein have been acquired on behalf of discretionary clients of WAM. Persons other than WAM are entitled to receive all dividends from, and proceeds from the sale of, those shares.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:
                   Not applicable

Item 8        Identification and Classification of Members of the Group:
                   Not applicable

Item 9        Notice of Dissolution of Group:
                   Not applicable

SCHEDULE 13G
CUSIP Number 87187310
Page 6 of  6  Pages

Item 10       Certification:

                   By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                  Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 10, 1994               WANGER ASSET MANAGEMENT, LTD., for
                                       itself and as general partner for
                                       WANGER ASSET MANAGEMENT, L.P.

                                       By: /s/ Robert M. Slotky
                                           ------------------------------------
                                               Robert M. Slotky
                                               Chief Financial Officer
*******************************************************************************
                              End Amendment No. 1
*******************************************************************************
  [TYPE]     SC 13G
  [DESCRIPTION]     Original Schedule 13G filing
*******************************************************************************
                           Begin Original Schedule 13G
*******************************************************************************

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No.   )*

                    Systems & Computer Technology Corporation
                                 (Name of Issuer)

                                   Common Stock
                           (Title of Class of Securities)

                                     87187310
                                  (CUSIP Number)

Check the following box if a fee is being paid with this statement (X). (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

* The remainder of this cover page shall be filled out for a reporting person's initial person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              Page 1 of  7  Pages

SCHEDULE 13G
CUSIP NO. 87187310
Page 2 of  7  Pages

1     NAME OF REPORTING PERSON:  Wanger Asset Management, L.P.
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:  36-3820584
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:  Not applicable
           a ( )     b ( )
3     SEC USE ONLY
4     CITIZENSHIP OR PLACE OF ORGANIZATION:  Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
5     SOLE VOTING POWER:                                                    None
6     SHARED VOTING POWER:                                                  None
7     SOLE DISPOSITIVE POWER:                                               None
8     SHARED DISPOSITIVE POWER:                                          750,000
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:      750,000
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: ( ) Not applicable
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:  6.28%
12    TYPE OF REPORTING PERSON:  IA

SCHEDULE 13G
CUSIP NO. 87187310
Page 3 of  7  Pages

1     NAME OF REPORTING PERSON:  Wanger Asset Management, Ltd.
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:  Not applicable
           a ( )     b ( )
3     SEC USE ONLY
4     CITIZENSHIP OR PLACE OF ORGANIZATION:  Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
5     SOLE VOTING POWER:                                                    None
6     SHARED VOTING POWER:                                                  None
7     SOLE DISPOSITIVE POWER:                                               None
8     SHARED DISPOSITIVE POWER:                                          750,000
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:      750,000
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: ( ) Not applicable
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:  6.28%
12    TYPE OF REPORTING PERSON:  CO

SCHEDULE 13G
CUSIP NO. 87187310
Page 4 of  7  Pages

Item 1(a)     Name of Issuer:  Systems & Computer Technology Corporation

Item 1(b)     Address of Issuer's Principal Executive Offices:
                   Great Valley Corporate Center
                   4 Country View Road
                   Malvern, Pennsylvania 19355

Item 2(a)     Name of Person Filing:
                   Wanger Asset Management, L.P. ("WAM");
                   Wanger Asset Management, Ltd., the general partner of WAM ("WAM LTD.")

Item 2(b)     Address of Principal Business Office:
                   WAM and WAM LTD. are both located at
                   227 West Monroe, Suite 3000
                   Chicago, Illinois 60606

Item 2(c)     Citizenship:
                   WAM is a Delaware limited partnership
                   WAM Ltd. is a Delaware corporation.

Item 2(d)     Title of Class of Securities:
                   Common Stock

Item 2(e)     CUSIP Number:  87187310

Item 3        Type of Person:
                   (e) Investment adviser registered under section 203 of the Investment Advisers Act of 1940.

                        WAM LTD. is the sole general partner of WAM.

Item 4        Ownership (at December 31, 1992):

                   (a)  Amount owned "beneficially" within the
                        meaning of rule 13d-3:
                        750,000

SCHEDULE 13G
CUSIP Number 87187310
Page 5 of  7  Pages

                   (b)  Percent of class:  6.28%

                   (c)  Number of shares as to which such person has:
                        (i)     sole power to vote or to direct the vote:
                                none
                        (ii)    shared power to vote or to direct the vote:
                                none
                        (iii) sole power to dispose or to direct the disposition of: none
                        (iv)    shared power to dispose or to direct
                                disposition of:  750,000

                        WAM generally does not vote any of the foregoing shares. WAM, however, has been granted the power to do so in circumstances it determines to be appropriate in connection with advising its clients in the ordinary course of business, by either providing information or advice to the persons having such power, or by exercising the power granted to it by its clients.

                        WAM serves as investment adviser to Acorn Investment Trust, Series Designated Acorn Fund (the "Trust"), and various of WAM's limited partners and employees are also officers and trustees of the Trust. WAM does not consider that the Trust is controlled by such persons. Nevertheless, the 650,000 shares beneficially owned by the Trust, with respect to which the Trust has sole voting power, are included as shares over which WAM has shared dispositive power, and they are shares beneficially owned by WAM by reason of its power to manage the Trust investments. In addition, other WAM clients may own shares which are not included in the aggregate number of shares reported herein because WAM does not have or share voting or investment power over those shares.

Item 5        Ownership of Five Percent or Less of a Class:
                   Not applicable

SCHEDULE 13G
CUSIP Number 87187310
Page 6 of  7  Pages

Item 6        Ownership of More Than Five Percent on behalf of Another Person:

                   The shares reported herein have been acquired on behalf of discretionary clients of WAM. Persons other than WAM are entitled to receive all dividends from, and proceeds from the sale of, those shares.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:
                   Not applicable

Item 8        Identification and Classification of Members of the Group:
                   Not applicable

Item 9        Notice of Dissolution of Group:
                   Not applicable

Item 10       Certification:

                   By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

SCHEDULE 13G
CUSIP Number 87187310
Page 7 of  7  Pages

                                  Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 15, 1993               WANGER ASSET MANAGEMENT, LTD., for
                                       itself and as general partner for
                                       WANGER ASSET MANAGEMENT, L.P.

                                       By: /s/ Robert M. Slotky
                                           ------------------------------------
                                               Robert M. Slotky
                                               Chief Financial Officer